Florida Attorney General Dismisses Complaint Against Systemax Inc.

PORT WASHINGTON, NY, October 26, 2010 — Systemax Inc. (NYSE: SYX) announced today that the Florida Attorney General (“Florida AG”) is dismissing its complaint against the Company and certain of its subsidiaries. The complaint related to rebate processing activities conducted by OnRebate Inc, primarily during 2005 and 2006.  The case is being dismissed pursuant to a settlement agreement whereby the Company agreed to reimburse the AG’s office for its legal and investigative costs and to make a charitable contribution to a Florida-based charitable organization.

Richard Leeds, Chairman and Chief Executive Officer stated “We are pleased to have resolved this matter.  The Florida AG investigated the matter thoroughly and found no wrongdoing on the part of the Company, any of its subsidiaries or any of its employees.”

About Systemax Inc.
Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements
This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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